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[Advanta Logo]                                                      EXHIBIT 99.2

For further information                              News Release
please contact:
Investor Relations
(215) 444-5335


Corporate Communications                             Advanta Corporation
(215) 444-5073                                       Welsh & McKean Roads
                                                     P.O. Box 844
                                                     Spring House, PA 19477-0844


                                                           FOR IMMEDIATE RELEASE


       ADVANTA ANNOUNCES PRELIMINARY RESULTS OF $850 MILLION TENDER OFFER

SPRING HOUSE, PA, FEBRUARY 23, 1998 -- Advanta Corporation (NASDAQ: ADVNB; ADVNA, ADVNZ) today announced the successful completion of the Company's Tender Offer to repurchase $850 million of common stock and depositary shares, and the preliminary count by First City Transfer Company, the Depositary for the Company's Tender Offer. Based on the preliminary count, subject to final verification, approximately all of the outstanding shares of each class of shares sought in the Tender Offer were tendered.

Advanta's Chairman, Dennis Alter, said "I am pleased that through the repurchase of such a substantial amount of Advanta shares we will be able to distribute approximately $850 million to Advanta shareholders. With the closing of the Fleet transaction to acquire Advanta's consumer credit card company and the successful completion of this share repurchase Advanta is well positioned to produce solid, consistent earnings growth and to maximize on the leadership positions of our mortgage and leasing operations."

The Tender Offer to purchase approximately 7,882,750 shares of its Class A Common Stock and 12,482,850 shares of its Class B Common Stock, both at $40 per share net,
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and approximately 1,078,930 shares of its Stock Appreciation Income Linked
Securities (SAILS) Depositary Shares at $32.80 per share net, expired at 12:00 midnight, New York City time on February 20, 1998. As more shares were tendered than the amount sought in the Tender Offer, those shares were purchased pro rata. Based on the preliminary count, the pro ration of shares purchased is expected to be approximately 43% for the Class A Common Stock, approximately 43% for the Class B Common Stock and approximately 43% for the Stock Appreciation Income Linked Securities (SAILS) Depositary Shares. A large number of the shares tendered were through Notices of Guaranteed Delivery. Depending on the number of shares ultimately delivered and the number of odd lots included in those deliveries, the proration of shares purchased may change. First City Transfer Company is expected to promptly calculate the final proration percentages upon completion of the final count. Payment will be completed promptly for all shares properly tendered and accepted, subject to proper delivery of shares in accordance with the terms of the Tender Offer.

With 2,200 employees, approximately $6.6 billion in managed assets and an additional $9.2 billion in assets serviced for third parties, Advanta is a financial services enterprise that services consumers and small businesses through innovative offerings of mortgages, leases, corporate credit cards, insurance and deposit products.